Exhibit 23.1

Ernst &Young	KPMG
Tour First TSA 14 444	Tour EQHO, 2 avenue Gambetta
92037 Paris-La Défense Cedex	CS 60055, 92923 Paris-La-Défense
France	France

TOTAL SE
Consent of Independent Registered Public Accounting Firms

TOTAL SE 2, place Jean Millier - La Défense 6 92400 Courbevoie
This report contains 2 pages

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in this Registration Statement (Form F-3) of:

(i)	our report dated March 17, 2021, with respect to the consolidated balance sheets of TOTAL SE and its subsidiaries as of December 31, 2020, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2020 , and the related notes (our report thereon refers to the change in TOTAL SE’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases”), and

(ii)	our report dated March 17, 2021, with respect to the effectiveness of TOTAL SE and its subsidiaries’ internal control over financial reporting as of December 31, 2020,

which reports appear in the Annual Report on Form 20-F of TOTAL SE for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021.

We also consent to the references to our firms under the heading “Experts” in this Registration Statement and under the heading “Selected Financial Data” in the Annual Report on Form 20-F of TOTAL SE for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement.

Paris-La Défense, April 30, 2021

KPMG Audit A division of KPMG S.A.	ERNST & YOUNG Audit

Represented by

/s/ JACQUES-FRANÇOIS LETHU /s/ ERIC JACQUET	/s/ ERNST & YOUNG Audit

Jacques-François Lethu	Eric Jacquet
Partner	Partner